Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-251645) and Form S-8 (Nos. 333-226775 and 333-254873) of our report dated March 28, 2025 relating to the consolidated financial statements of JanOne Inc. which appear in this Annual Report on Form 10-K.

/s/Hudgens CPA, PLLC
Houston, Texas
March 28, 2025